Exhibit 99.3

Audited Financial Statements of SVRE Holdings Ltd.

Report of Independent Auditors

To the Board of Directors

Opinion

We have audited the accompanying consolidated financial statements of SVRE Holdings Ltd. and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2025 and 2024, and the related consolidated statements of operations, of comprehensive loss, of changes in stockholders’ equity and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the consolidated financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with US GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit

/s/ PricewaterhouseCoopers Auditores Independentes Ltda.

Goiânia – GO, Brazil
May 12, 2026

SVRE Holdings Ltd.

Consolidated balance sheets
As of December 31, 2025 and 2024
All amounts in thousands of US dollars (except share and per share data)

	Note	2025	2024
Assets
Current assets:
Cash and cash equivalents		2,556	79,162
Accounts receivable		80	6
Other receivables		—	124
Inventories	4	18,566	14,854
Recoverable taxes		2,881	718
Other current assets	5	1,455	2,241
Total current assets		25,538	97,105

Non-current assets:
Property and equipment, net	6	559,528	444,876
Intangible assets		7	6
Right-of-use assets		1,170	1,739
Deferred financing costs	10.3	4,031	—
Other non-current assets		160	163
Total non-current assets		564,896	446,784
Total assets		590,434	543,889

Liabilities
Current liabilities:
Accounts payable and accrued expenses	7	17,081	12,021
Related parties		—	170
Salaries and social charges	8	6,378	5,420
Taxes payable		1,029	1,158
Loans and financing	10.1	—	343
Current portion of long-term leases		960	1,074
Royalty agreement	11	5,769	156
Other current liabilities		809	1,122
Total current liabilities		32,026	21,464

Non-current liabilities:
Class A preferred shares	12	45,377	41,109
Royalty agreement	11	67,258	55,302
Credit agreement	10.2	107,262	93,007
Asset retirement obligations	14	4,423	3,721
Long-term leases, less current portion		324	760
Provision for contingencies	13	1,449	45
Private placement warrants liability	16	8,625	973
Total non-current liabilities		234,718	194,917
Total liabilities		266,744	216,381

Stockholder’s equity	18
Ordinary shares – 96,714,286 – issued outstanding, without par values.		—	—
Class A ordinary shares – 96,714,285.71 – issued outstanding, without par values.		—	—
Additional paid capital		614,383	606,134
Accumulated other comprehensive loss		(31,111)	(37,576)
Accumulated deficit		(259,582)	(241,050)
Total stockholder’s equity		323,690	327,508
Total liabilities and stockholder’s equity		590,434	543,889

The accompanying notes are an integral part of these consolidated financial statements.

SVRE Holdings Ltd.

Consolidated statements of operations
For the years ended December 31, 2025 and 2024
All amounts in thousands of US dollars, except per share amount

	Note	2025	2024
Revenue	19	2,486	214
Costs of sales		(36,105)	(53,673)
Total gross margin		(33,619)	(53,459)

General and administrative expenses	20	(25,803)	(25,772)
Other expenses, net		(1,440)	(104)
Total operating expenses		(27,243)	(25,876)
Operating loss		(60,862)	(79,335)

Financial income	21	2,671	3,119
Financial expenses	21	(9,873)	(1,285)
Foreign currency exchange, net		49,532	(93,651)
Loss before income taxes		(18,532)	(171,152)
Deferred tax income	15	—	9,943
Net loss		(18,532)	(161,209)

Net loss per share attributable to SVRE Holdings Ltd.
Basic and diluted loss per share		(0.10)	(1.25)

Weighted-average shares outstanding:
Basic and diluted		193,428,571.42	128,149,622.22

The accompanying notes are an integral part of these consolidated financial statements.

SVRE Holdings Ltd.

Consolidated statement of comprehensive loss
For the years ended December 31, 2025 and 2024
All amounts in thousands of U.S. dollars

	2025	2024
Net loss	(18,532)	(161,209)

Other comprehensive loss
Foreign currency translation adjustment	6,465	(24,509)
Total comprehensive loss	(12,067)	(185,718)

The accompanying notes are an integral part of these consolidated financial statements.

SVRE Holdings Ltd.

Consolidated statements of changes in stockholders’ equity
For the years ended December 31, 2025 and 2024
All amounts in thousands of U.S. dollars

	Ordinary shares		Class ordinary shares		Class B ordinary shares		Additional paid in	Accumulated	Accumulated other comprehensive	Total stockholder’s
	Quantity	Amount	Quantity	Amount	Quantity	Amount	capital	deficit	loss	equity
Balance as of January 01, 2024	111,428,571.42	—	—	—	—	—	441,554	(79,841)	(13,067)	348,646
Capital contribution, net of issuance cost		—	48,000,000.00	—	3,928,571.43	—	144,344	—	—	144,344
Conversion of shares	(14,714,285.71)		48,714,285.71		(3,928,571.43)	—	—	—	—	—
Share-based compensation	—	—	—	—	—	—	7,436	—	—	7,436
Dividend in kind	—	—	—	—	—	—	12,800	—	—	12,800
Net loss	—	—	—	—	—	—	—	(161,209)	—	(161,209)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	(24,509)	(24,509)
Balance as of December 31, 2024	96,714,285.71	—	96,714,285.71	—	—	—	606,134	(241,050)	(37,576)	327,508
Share-based compensation	—	—	—	—	—	—	8,249	—	—	8,249
Net loss	—	—	—	—	—	—	—	(18,532)	—	(18,532)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	6,465	6,465
Balance as of December 31, 2025	96,714,285.71	—	96,714,285.71	—	—	—	614,383	(259,582)	(31,111)	323,690

The accompanying notes are an integral part of these consolidated financial statements.

SVRE Holdings Ltd.

Consolidated statement of cash flows
For the years ended December 31, 2025 and 2024
All amounts in thousands of U.S. dollars

	Note	2025	2024
Cash flows from operating activities:
Net loss		(18,532)	(161,209)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization		1,790	2,082
Depreciation of right of use assets		1,041	1,138
Provision for contingencies	13	1,398	(1,909)
Sundry interest incurred		898	666
Accretion expense – ARO	14	278	223
Deferred taxes	15	—	(9,943)
Deferred financing costs		(4,031)	—
Gain (loss) on fair value change in private placement warrants liability	16	7,652	(2,637)
Inventory impairment	4	33,774	47,818
Disposal of property, plant and equipment		(177)
Share-based compensation		8,249	7,436

Changes in operating assets and liabilities
Recoverable taxes		(2,163)	(173)
Inventories	4	(28,541)	(63,204)
Other current assets	5	789	(64)
Accounts receivable		(74)	(6)
Other receivables		124	(124)
Accounts payable and accrued expenses	7	424	(8,555)
Salaries and social charges	8	(390)	173
Taxes payable		(129)	(713)
Net cash used in operating activities		2,380	(189,001)

Cash flows from investing activities:
Acquisition of property and equipment		(16,220)	(45,678)
Intangible assets		—	2
Net cash used in investing activities		(16,220)	(45,676)

Cash flows from financing activities:
Capital contributions	18	—	144,344
Lease payments		(1,233)	(1,138)
Proceeds of credit agreement net of issuance costs	10.2	—	39,982
Royalty payments	11	(95)	(9)
Payment of principal suppliers financing	10.1	(343)	(683)
Payment of interest cost overrun commitment	10.2	(700)	(364)
Payment of interest	10.1	(7)	(43)
Net cash used in financing activities		(2,378)	182,089
Exchange rate difference on cash and cash equivalents		(60,388)	92,049
Net increase (decrease) in cash and cash equivalents		(76,606)	39,461
Cash and cash equivalents at beginning of year		79,162	39,701
Cash and cash equivalents at end of year		2,556	79,162

The accompanying notes are an integral part of these consolidated financial statements.

SVRE Holdings Ltd.

Notes to the consolidated financial statements
For the years ended December 31, 2025 and 2024
All amounts in thousands of U.S. dollars unless otherwise stated

1	Description of the organization and business operations (development)

SVRE Holdings Ltd., a British Virgin Islands (“BVI”) company limited by shares incorporated on December 21, 2018, collectively with its subsidiaries (the “Company”, “SVRE”, “we”, “our” or “us”) are developing Pela Ema (the “Project”), one of the largest known ionic-clay Rare Earth Element (“REE”) deposit outside of Asia.

The Project is located in Minaçu, an established mining area in central Brazil in the state of Goiás, a traditional mining district with well-developed and mature infrastructure, including roads and highway systems with easy access to oceanic ports, telecommunications, services, labor, and an abundant water supply. SVRE has access to a workforce from the nearby town of Minaçu and mine operations are close to existing transport, renewable power, water and other infrastructure. The Project also benefits from a large, long-life deposit containing an elevated proportion of high value heavy and light REEs, including neodymium (Nd), praseodymium (Pr), terbium (Tb) and dysprosium (Dy), that are key to permanent magnet production as well as applications in the automotive, energy, aerospace and defense, robotics, healthcare, and other critical industries.

SVRE has secured all permits required for the Project, which is designed to produce a Mixed Rare Earth Carbonate (“MREC”). As of December 31, 2025, the Project remains in the development stage and has not yet achieved the milestones necessary to be considered operational. We are currently implementing an expansion and optimization project that we expect will result in higher production capacity, a sustained lower operating cost profile and enhanced product quality. We expect to complete construction and commence commercial operations in 2027.

2	Presentation of the consolidated financial statements

The consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). These consolidated financial statements comprise the financial statements of the Company. These consolidated financial statements have been prepared on a historical cost basis except for financial instruments that have been measured at fair value.

(a)	Basis of presentation

The accompanying consolidated financial statements have been prepared on the basis that the Company will continue as a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for a period of one year after the date the financial statements are issued or are available to be issued.

Management believes that the going concern assumption is appropriate for these financial statements based on its continuing ability to raise financings through equity and debt issuances, including financial support obtained from its stockholders until the Company achieves production and sales levels that allow it to fund operations without the need for financings.

(b)	Functional and presentation currency

The United States Dollar (U.S. dollar) is the functional currency of the Company. The functional currencies of the Company’s international subsidiaries are the local currency of the country in which the subsidiary is located. For US GAAP purposes, the Company has elected to use the U.S. dollar as its reporting currency, as it believes such presentation is more meaningful to readers. These consolidated financial statements are presented in U.S. dollar, except where otherwise indicated.

SVRE Holdings Ltd.

Notes to the consolidated financial statements
For the years ended December 31, 2025 and 2024
All amounts in thousands of U.S. dollars unless otherwise stated

2	Presentation of the consolidated financial statements (cont.)

(c)	Use of judgement, estimates and assumptions

The preparation of the consolidated financial statements, in conformity with US GAAP requires management to make estimates, assumptions and judgments that affect reported amounts of assets, liabilities, revenues, and expenses. Actual results may differ from such estimates. Estimates where there is potential risk of material adjustments to assets and liabilities in future accounting periods include the useful lives of property and equipment, the recoverability of the carrying value of property and equipment, fair value measurements for financial instruments, discount rates for leases, the recoverability and fair value of financial instruments and measurement of deferred tax assets and contingent liabilities.

On an ongoing basis, the Company bases its estimates on historical experience and on various other assumptions that management believes are reasonable under the circumstances. The Company reassesses these estimates on a regular basis; however, actual results could differ from these estimates.

(d)	Principles of consolidation

The financial statements of subsidiaries are included in the consolidated financial statements as of the date that control commences until the date that control ceases. Control exists when the Company has the power, directly or indirectly, to govern the financial and operating policies of an entity to obtain benefits from its activities. The accounting policies of subsidiaries are aligned with the policies adopted by the Company. Intergroup balances and transactions and any revenues and expenses arising from intergroup transactions have been eliminated in preparing the consolidated financial statements.

3	Summary of significant accounting policies

The significant accounting policies applied in the preparation of these consolidated financial statements are set out below. These policies have been consistently applied to all periods presented.

(a)	Cash and cash equivalents

Cash and cash equivalents include cash on hand, bank deposits, and other short-term highly liquid investments, with an original maturity of three months or less and with immaterial risk of change in value, with the objective of meeting short-term commitments.

(b)	Fair value of financial instruments

The Group accounts for certain assets and liabilities at fair value. The Group follows the guidance of Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurement (“ASC 820”) and ASC Topic 825, Financial Instruments (“ASC 825”). Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

A reporting entity shall disclose either in the body of the financial statements or in the accompanying notes, the fair value of financial instruments and the level of the fair value hierarchy within which the fair value measurements are categorized in their entirety (Level 1, 2, or 3).

The three levels of inputs are:

●	Level 1 inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

SVRE Holdings Ltd.

Notes to the consolidated financial statements
For the years ended December 31, 2025 and 2024
All amounts in thousands of U.S. dollars unless otherwise stated

3	Summary of significant accounting policies (cont.)

●	Level 2 inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

●	Level 3 inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

(c)	Inventories

Inventories are stated at the lower of weighted average cost or net realizable value, in accordance with ASC 330. Net realizable value represents the estimated future sales price of the product based on current and long-term metals prices, less the estimated costs to complete production and bring the product to sale. The Company evaluates inventory for impairment when events or changes in circumstances indicate that net realizable value may be below carrying cost, including changes in metals market prices. Write-downs (or “impairment”) of inventories to net realizable value are reported as a component of “cost of goods sold” in the consolidated statement of operations. Under ASC 330, once inventory is written down to its net realizable value, the reduced carrying amount becomes the new cost basis and may not be subsequently written back up, even in the event of a recovery in market prices.

The major classifications are as follows:

Stockpiles

Stockpiles represent ore that has been extracted from the mine and are available for further processing. Mine sequencing may result in mining material at a faster rate than can be processed. Costs are added to stockpiles based on current mining costs incurred including applicable overhead and depreciation and amortization relating to mining operations and removed at each stockpile’s average cost per recoverable unit as material is processed.

In-process Inventory

In-process inventories represent material that is currently in the process of being converted to a saleable product. In-process inventories are valued at the lower of the cost of the material fed into the process attributable to the source material coming from the mines, stockpiles, plus the in-process conversion costs, including applicable amortization relating to the process facilities incurred to that point in the process or net realizable value.

Concentrate Inventory

Concentrate inventories represent MREC available for shipment or in transit for further processing when the sales process has not been completed. The Company values concentrate inventory at the lower of cost or net realizable value. Costs are added and removed to the concentrate inventory based on grades in the concentrate, including an allocable portion of support costs and amortization.

Materials and Supplies

Materials and supplies are valued at the lower of cost or net realizable value. Cost includes applicable taxes and freight.

SVRE Holdings Ltd.

Notes to the consolidated financial statements
For the years ended December 31, 2025 and 2024
All amounts in thousands of U.S. dollars unless otherwise stated

3	Summary of significant accounting policies (cont.)

(d)	Property and equipment, net

Property and equipment include machinery, equipment, furniture, offices equipment, software license, leasehold improvements and are stated at cost less accumulated depreciation.

An item of property and equipment is derecognized upon disposal or when there are no future economic benefits resulting from its continuing use. Any gain or loss arising on the disposal or de-recognition of an item of property and equipment is determined as the difference between sales proceeds and the net carrying amount of the asset and is recognized in the statement of operations.

Depreciation is calculated on a straight-line basis at the rates described below, which take into account the estimated useful lives of the assets. The estimated useful lives of fixed assets in the current and prior year are as follows:

Machinery and equipment	14 years
Furniture and office equipment	11 years
Computers	5 years
Vehicles	5 years
Software	10 years

Construction in progress is not depreciated. Estimated useful lives, the estimated residual values, and depreciation methods are reviewed at the end of each year, and the effects of any changes in estimates are recorded prospectively. Assets held through finance lease are depreciated over their expected useful lives, pursuant to the terms and conditions of the lease agreement.

Asset Retirement Obligations

The Group has asset retirement obligations (“ARO”) arising from regulatory requirements. The liability is initially measured at fair value and subsequently adjusted for accretion expense and changes in the amount or timing of the estimated cash flows. When the provision is recognized, the corresponding cost is capitalized as part of property and equipment, and it is depreciated over the useful life of the related mining asset. Such provision reflects the estimated expenditures to be incurred in the future, mainly related to: (i) General closure; (ii) Additional mine drainage; (iii) Residue dump; (iv) Facilities closure; (v) Environmental monitoring/Rehabilitation and (vi) Programs/Actions (Social, Environmental, Water).

The long-term liability is discounted at present value using a risk-free interest rate that reflects current market assessments of the time value of money and the risks specific to the liability and is reduced by payments for mine closure and decommissioning of mining assets.

Judgment is required to determine key assumptions used on the asset retirement obligation measurement such as interest rate, cost of closure, useful life of the mining asset considering the current conditions of closure and the projected date of depletion of mine. Any changes in these assumptions may significantly impact the recorded provision. Therefore, the estimated costs for closure of the mining assets are deemed to be a critical accounting estimate and annually reviewed.

The Company measures changes in the ARO liability due to passage of time by applying an interest method of allocation to the amount of the liability at the beginning of the period. The increase in the carrying amount of the liability is recognized as an expense classified as an operating item in the consolidated statements of operations, hereinafter referred to as ARO accretion expense. The Company periodically reassesses the timing and amount of cash flows anticipated associated with the ARO and adjusts the fair value of the liability accordingly under the guidance in ASC 410-20.

SVRE Holdings Ltd.

Notes to the consolidated financial statements
For the years ended December 31, 2025 and 2024
All amounts in thousands of U.S. dollars unless otherwise stated

3	Summary of significant accounting policies (cont.)

Asset Retirement Costs (“ARC”) were estimated by an independent and specialized engineering contractor hired by the Company.

Mineral Properties and Mine Development

As of December 31, 2025, the mine was in the Development Stage. The capitalization of mine development costs began when final feasibility study was completed. A Development Stage property is a property that has mineral reserves disclosed, but no material extraction.

Mine development costs include engineering and metallurgical studies, drilling, and other related costs to delineate an ore body, the removal of overburden to initially expose an ore body at open pit surface mines and the building of access ways, shafts, lateral access, drifts, ramps, and other infrastructure at underground mines. Mine development costs are amortized using the units-of-production method over the estimated life of the ore body, based on recoverable minerals to be mined from proven and probable reserves. Costs of exploration, carrying and retaining unproven mineral lease properties are expensed as incurred.

Drilling and related costs incurred at the Group’s operating mines are expensed as incurred in exploration, unless the Company can conclude with a high degree of confidence, prior to the commencement of a drilling program, that the drilling costs will result in the conversion of a mineralized material into proven and probable reserves. The Company’s assessment is based on the following factors: (i) results from previous drilling programs; (ii) results from geological models; (iii) results from a mine scoping study confirming economic viability of the resource; and (iv) preliminary estimates of mine inventory, ore grade, cash flow and life of mine. In addition, the Company must have all permitting and/or contractual requirements necessary to have the right to and/or control of the future benefit from the targeted ore body.

Pre stripping

In surface mining operations, entities may find it necessary to remove mine waste materials (overburden) to gain access to mineral ore deposits. This waste activity is known as ‘stripping’. During the development phase of the mine (before production begins), stripping costs are usually capitalized in property and equipment as part of the depreciable cost of building, developing, and constructing the mine. These capitalized costs will be depreciated or amortized on a systematic basics, usually by using the units of production method once the mine is considered operational.

Capitalized interest

The interest of loans that are directly attributable to the acquisition, construction or production of a qualified asset are part of the interest of such asset and, therefore, are capitalized. The remaining costs of loans are recognized as expenses for the period in which they are incurred, if applicable. Capitalization of the interest of loans is initiated when expenditures are incurred with the qualified asset and loan costs are incurred, and capitalization ceases when the qualified asset is ready for use or when construction or production of the asset is suspended for long periods.

(e)	Impairment of Long-lived Assets

Long-lived non-financial assets are evaluated at the end of each reporting period by management for indicators that carrying value is impaired and may not be recoverable. When indicators of impairment are present, non-financial assets are tested for impairment as an individual asset, as part of an asset group or at the reporting unit (“RU”) level. An asset group is the lowest level for which there are identifiable cash flows (i.e. both cash inflows and cash outflows) that are largely independent of the net cash flows of other groups of assets. A RU is an operating segment or one level below an operating segment if certain conditions are met. Impairment tests for non-financial assets subject to depreciation or amortization are applied to individual assets if possible. If this is not possible, then these assets are tested for impairment at the asset group level. An impairment loss is recorded for non-financial assets only if the asset’s, or asset group’s, carrying amount exceeds its recoverable amount (i.e. the carrying amount is greater than the undiscounted cash flows of the asset or asset group). If the carrying amount is not recoverable, then the impairment loss is the difference between the carrying amount of the asset (asset group) and the fair value of the asset (asset group). An impairment loss for an asset group is allocated pro rata to the non-financial assets in the asset group. Impairment losses are recognized in the consolidated statements of operations (pre-operating costs).

SVRE Holdings Ltd.

Notes to the consolidated financial statements
For the years ended December 31, 2025 and 2024
All amounts in thousands of U.S. dollars unless otherwise stated

3	Summary of significant accounting policies (cont.)

(f)	Provision for contingencies

The Company accrues loss contingencies when it is both probable that the Company will incur the loss and when it can reasonably estimate the amount of the loss or range of loss. The Company does not accrue for contingent losses that, in its judgment, are not considered probable. However, if the Company determines that a contingent loss is reasonably possible, the Company discloses the possible loss in the consolidated financial statements. Legal costs are expensed as incurred. See Note 13.

(g)	Deferred income taxes

The Company accounts for deferred income taxes in accordance with ASC Topic 740, Income Taxes (“ASC 740”). ASC 740 requires a company to use the asset and liability method of accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all of, the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates in the period of enactment.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

(h)	Administrative expenses

Administrative expenses represent expenses incurred during the year and mainly comprise expenses of management compensation, salaries and charges for administrative personnel, legal and judicial expenses, professional fees and office supplies.

(i)	Earnings per share

The Company computes the basic earnings (losses) per share by dividing the net income (loss) by the weighted average number of ordinary shares outstanding during the period. The Company computes the diluted earnings (losses) per share by dividing the net income (loss) by the weighted-average number of shares outstanding, inclusive of the impacts of each share that would have been outstanding assuming the issuance of common shares for all dilutive potential common shares outstanding during the reporting period, unless doing so would result in an anti-dilutive effect.

SVRE Holdings Ltd.

Notes to the consolidated financial statements
For the years ended December 31, 2025 and 2024
All amounts in thousands of U.S. dollars unless otherwise stated

3	Summary of significant accounting policies (cont.)

(j)	Foreign currency translation and transactions gain and losses

Translation into U.S. dollar (reporting currency) is made based on exchange rates effective at the end of the reporting period for the consolidated financial statement position accounts and on the average rates for profit or loss accounts, and historical rates for capital contributions, with translation gains and losses recognized in the statement of comprehensive loss and presented in “foreign currency translation adjustment” as part of consolidated statement of changes in stockholder’s equity.

Foreign currency transactions are translated into the U.S. dollar (“US$”) using the exchange rates prevailing on the transaction or valuation dates when items are remeasured. Exchange gains and losses resulting from the settlement of these transactions and from the translation at the exchange rates effective at the end of the reporting period, for monetary assets and liabilities in currencies other than the functional currency, are recorded in the consolidated statements of operations.

(k)	Leases

The Company leases real estate, vehicles and equipment in noncancelable finance leases accounted for in accordance with ASC 842, Leases. Lease costs are presented in the consolidated statements of operations and consolidated statement of comprehensive loss as follows: (i) finance lease right-of-use (“ROU”) asset amortization in costs of sales, general and administrative expenses, and (ii) interest on finance lease liabilities in financial expense on the consolidated statements of operations and consolidated statement of comprehensive loss. At the inception of an arrangement, the Company determines whether the arrangement is, or contains, a lease. A contract is, or contains, a lease when there is a right to control the use of an identified asset for a period of time. A lease is a finance lease if one or more of the following criteria are met: (i) the lease transfers ownership of the asset by the end of the lease term, (ii) the lease contains an option to purchase the asset that is reasonably certain to be exercised, (iii) the lease term is for the major part of the remaining useful life of the asset, (iv) the present value of the lease payments equals or exceeds substantially all of the fair value of the asset, or (v) the asset is specialized in nature to have no alternative use to the lessor at the end of the lease term. A lease is classified as an operating lease if it does not meet any of the finance lease criteria noted above.

At lease commencement, the Company recognizes a ROU asset and lease liability for all leases. The Company adopted the following practical expedients:

(i)	the Company will not separate the lease component from the non-lease component for all asset classes. The Company has therefore not allocated consideration in a contract between lease and non-lease components; and

(ii)	the Company recognizes the payments on short-term leases (leases with terms at inception of 12 months or fewer) in general and administrative on the consolidated Statements of Operations and consolidated statements of comprehensive loss on a straight-line basis over the lease term.

(iii)	No outstanding lease payable is recognized on the consolidated balance sheets with respect to these leases.

A ROU asset is initially measured by adding the initial measurement of the lease liability, any lease payments made to the lessor at or before lease commencement, any initial direct costs incurred by the lessee, and subtracting any lease incentives received. The lease liability is initially measured at the present value of the minimum lease payments, discounted using the rate implicit in the lease or the Company’s incremental borrowing rate based on the original lease term. The rate implicit in the lease is used whenever that rate is readily determinable. If the rate implicit in the lease is not readily determinable, the Company utilizes its incremental borrowing rate, which is the rate for a collateralized loan with the same term as the lease. Variable lease payments that depend on an index or a rate are initially measured using the index or rate at the commencement date.

SVRE Holdings Ltd.

Notes to the consolidated financial statements
For the years ended December 31, 2025 and 2024
All amounts in thousands of U.S. dollars unless otherwise stated

3	Summary of significant accounting policies (cont.)

Lease Expense

The Company recognizes the amortization of its finance lease-related ROU assets, including purchase options when it is reasonably certain to exercise the related purchase option, on a straight-line basis over the shorter of the lease term or the useful life of the underlying asset as amortization expense. The Company recognizes its finance lease-related ROU assets’ lease liability discount over the shorter of the lease term or useful life of the underlying asset as interest expense. Any variable lease payments are expensed as incurred.

(l)	Warrant liability

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC Topic 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC Topic 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of judgment, is conducted at the time of warrant issuance and as of each subsequent reporting period end date while the warrants are outstanding. For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter.

The Company accounts for the warrants issued in connection with the Private Placement in accordance with the guidance contained in ASC 815 “Derivatives and Hedging” whereby under that provision the warrants do not meet the criteria for equity treatment and must be recorded as a liability. Accordingly, the Company classifies the warrant instrument as liability at fair value and adjusts the instrument to fair value at each reporting period. This liability will be re-measured at each balance sheet date until the warrants are exercised or expire, and any change in fair value will be recognized in the Company’s statement of operations.

The fair value of warrants was estimated using an internal valuation model. The valuation model utilizes inputs and other assumptions and may not be reflective of the price at which they can be settled. Such warrant classification is also subject to re-evaluation at each reporting period. The fair value of the warrants initially was estimated using a Monte Carlo simulation approach.

(m)	Dividend in kind

Dividend in kind is recorded using the guidance in ASC Topic 845, Nonmonetary Transactions (“ASC 845”), which is classified as a nonreciprocal transfer of nonmonetary assets and is accounted at fair value, if the fair value of the nonmonetary asset distributed is objectively measurable and would be clearly realizable to the distributing entity in an outright sale at or near the time of the distribution. The fair value of the asset received shall be used to measure the cost if it is clearer than the fair value of the asset surrendered. Similarly, a nonmonetary asset received in a nonreciprocal transfer shall be recorded at the fair value of the asset received. A transfer of a nonmonetary asset to a stockholder or to another entity in a nonreciprocal transfer shall be recorded at the fair value of the asset transferred and a gain or loss shall be recognized on the disposition of the asset. The Company recorded a fair value charge for stock dividends declared on preferred stock as a charge to additional paid-in capital when a retained earnings deficit exists by analogy to ASC 480-10-S99-2 (SAB Topic 3.C, Redeemable Preferred Stock). That guidance indicates that amortization of a discount to the redemption amount of preferred stock should be charged to additional paid-in capital in the absence of retained earnings.

SVRE Holdings Ltd.

Notes to the consolidated financial statements
For the years ended December 31, 2025 and 2024
All amounts in thousands of U.S. dollars unless otherwise stated

3	Summary of significant accounting policies (cont.)

The dividend in kind issued in favor of the stockholders at fair value are recognized as a liability on the date of issuance.

For subsequent measurement, the fair value will be measured at each reporting period, and any changes in fair value recognized in retained earnings. Due to the fact that the Company had no retained earnings at recognition, the charge was recorded as a charge to additional paid-in capital, by analogy to ASC 480-10-S99-2 (SAB Topic 3.C, Redeemable Preferred Stock).

(n)	Royalty

According to ASC Topic 470, Debt, Royalties are classified as a debt as the Company has significant continuing involvement in the generation of the cash flows until the extinguishment of the mining project. The debt will be amortized under the interest method through the effective rate determined by the Company considering the estimated future cash flows. The estimates are revisited by the Company at each reporting period. When the amount and timing of the estimated future cash flow change, the Company will apply the prospective approach method. In the prospective approach method, the Company will compute a new effective interest rate based on the current carrying value of the debt and the revisited estimated remaining cash flows. Changes in cash flows from previous estimates are included in future interest expense on a prospective basis.

(o)	Debt issuance costs

Debt issuance costs represent incremental costs directly attributable to the issuance of the Group’s debt arrangements. Debt issuance costs are capitalized and amortized to interest expense over the contractual term of the related debt using the effective interest method.

In accordance with ASC Topic 835, Interest (“ASC 835”), debt issuance costs related to recognized long-term debt are presented on the consolidated balance sheets as a direct deduction from the carrying amount of the related debt.

To the extent debt issuance costs are incurred in advance of the execution of the funding related debt arrangement, such amounts are recorded as Deferred financing costs on the consolidated balance sheets until the related debt is recognized, at which time the costs are reclassified to a direct deduction from the related debt. If it becomes probable that the related financing will not be completed, any deferred costs associated with the abandoned financing are expensed in the period such determination is made.

(p)	Share-based compensation plans

The Company accounts for equity-based compensation in accordance with ASC 718, Compensation — Stock Compensation. Compensation cost is measured at grant-date fair value and recognized over the requisite service period as a charge to operating expenses, with corresponding credit to additional paid-in capital. The Company accounts for forfeitures as they occur.

SVRE Holdings Ltd.

Notes to the consolidated financial statements
For the years ended December 31, 2025 and 2024
All amounts in thousands of U.S. dollars unless otherwise stated

3	Summary of significant accounting policies (cont.)

Stock Options are valued at grant date using the Monte Carlo option-pricing model, incorporating assumptions for expected term, expected volatility, risk-free interest rate, and dividend yield. Options are subject to service and performance conditions. Compensation cost is recognized on a graded-vesting basis over the requisite service period. For performance-condition tranches, compensation cost is recognized when achievement of the condition is probable, with cumulative adjustments recorded in the period of reassessment. Where the service inception date precedes the grant date, compensation cost is accrued from the service inception date using preliminary fair value estimates and adjusted to grant-date fair value once the grant date is established.

RSUs are valued at grant date based on the fair value of the Company’s ordinary shares, as determined by the most recent arm’s-length transactions. RSUs are subject to service conditions, and compensation cost is recognized on a straight-line basis over the requisite service period.

SARs are measured based on the fair value at the grant date. SARs are subject to service conditions, and compensation cost is recognized on a graded-vesting basis. SARs may be settled in cash or shares at the Company’s discretion and are classified as equity awards, as the Company has no substantive obligation to settle in cash and has the intent and ability to deliver shares.

Modifications to awards are accounted for by measuring incremental fair value at the modification date. Any incremental cost is recognized immediately for vested awards or over the remaining service period for unvested awards. Total compensation cost recognized is never reduced below the original grant-date fair value.

Equity-based awards are granted by SVRE Holdings Ltd. to employees of its subsidiaries. In the standalone financial statements of the subsidiaries, compensation cost is recognized with a corresponding capital contribution from the parent. Forfeitures of SO, RSU and SARs are recognized in the period in which they occur, rather than estimated at the grant date.

(q)	Revenue

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers. Revenue is derived from sales of MREC under contracts with customers. Revenue is recognized at a point in time when control of the product transfers to the customer. Sales prices are determined based on contractual pricing formulas that consider the quantity and quality of rare earth oxides in each shipment and benchmark market prices. Sales are initially invoiced on a provisional basis and subsequently adjusted through a final invoice in accordance with the contractual pricing terms; accordingly, the transaction price includes variable consideration. The Company includes estimates of variable consideration in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty is resolved. Differences between provisional and final pricing are recognized as adjustments to revenue in the period in which the changes occur.

Customer advances received prior to the transfer of control are recorded as contract liabilities and recognized as revenue when control transfers to the customer.

(r)	Recently issued accounting pronouncements

Recently Issued Accounting Pronouncements Adopted in 2025

In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which is intended to enhance the transparency and decision usefulness of income tax disclosures. The amendments in this ASU provide for enhanced income tax information primarily through changes to the rate reconciliation and income taxes paid. This ASU is effective for fiscal years beginning after December 15, 2025 for nonpublic companies. Early adoption permitted in any annual period in which financial statements have not yet been issued (or made available for issuance), either prospectively or retrospectively. The Company adopted this pronouncement retrospectively.

SVRE Holdings Ltd.

Notes to the consolidated financial statements
For the years ended December 31, 2025 and 2024
All amounts in thousands of U.S. dollars unless otherwise stated

3	Summary of significant accounting policies (cont.)

Recently Issued Accounting Pronouncements Not Yet Adopted

In March 2024, the FASB issued ASU 2024-02, Codification Improvements — Amendments to Remove References to the Concepts Statements. The amendment in this ASU contains amendments to the ASC that remove references to various FASB Concepts Statements. This ASU is effective for fiscal years beginning after December 15, 2025, including interim periods within those fiscal years, with early adoption permitted. The Company is currently evaluating the impact of adopting this ASU on the consolidated financial statements and disclosures.

In November 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income (Topic 220): Disaggregation of Income Statement Expenses. This ASU requires additional disclosures by disaggregating the costs and expense line items that are presented on the face of the income statement. The disaggregation includes: (i) amounts of purchased inventory, employee compensation, depreciation, amortization, and other related costs and expenses; (ii) an explanation of costs and expenses that are not disaggregated on a quantitative basis; and (iii) the definition and total amount of selling expenses. This ASU is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of adopting this ASU on the consolidated financial statements and disclosures.

In November 2024, the FASB issued ASU 2024-04, Debt — Debt with Conversion and Other Options (Subtopic 470-20): Induced Conversions of Convertible Debt Instruments. FASB issued this update to improve the relevance and consistency in application of the induced conversion guidance in Subtopic 470-20, Debt — Debt with Conversion and Other Options. The amendments in this update clarify the requirements for determining whether certain settlements of convertible debt instruments should be accounted for as an induced conversion. The amendments in this update are effective for all entities for fiscal years beginning after December 15, 2025, and interim reporting periods within those annual reporting periods. Early adoption is permitted for all entities that have adopted the amendments in Update 2020-06. The Company is currently evaluating the impact of adopting this ASU on the consolidated financial statements and disclosures.

In January 2025, the FASB issued ASU 2025-01, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date. This ASU amends the effective date of ASU 2024-03 to clarify that all public business entities are required to adopt the guidance in fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of adopting this ASU on the consolidated financial statements and disclosures.

In July 2025, the FASB issued ASU No. 2025-05, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets. This ASU provides a practical expedient for measuring credit losses on accounts receivable and contract assets. The guidance is effective for fiscal years beginning after December 15, 2025, and interim periods within those fiscal years, with early adoption permitted. The Company is currently evaluating the impact of adopting this ASU on the consolidated financial statements and disclosures.

In December 2025, the FASB issued ASU No. 2025-12, Codification Improvements, which includes amendments intended to clarify and improve various aspects of the FASB Accounting Standards Codification. The guidance is effective for fiscal years beginning after December 15, 2026, including interim periods within those fiscal years, with early adoption permitted. The Company is evaluating the potential impact of this guidance on the consolidated financial statements and disclosures.

SVRE Holdings Ltd.

Notes to the consolidated financial statements
For the years ended December 31, 2025 and 2024
All amounts in thousands of U.S. dollars unless otherwise stated

4	Inventories

	2025	2024
Materials and supplies	7,444	6,469
Stockpiles	10,080	6,252
In-process inventory	116	139
Concentrate inventory	926	1,994
Total	18,566	14,854

During the fiscal year ended December 31, 2024, the Company recognized an inventory impairment charge of US$47,818 related to its Concentrate inventory and In-process inventory. Based on metals market prices, the net realizable value of these inventories was determined to be below their carrying cost. Accordingly, the carrying value of the Concentrate and In-process inventory was reduced to net realizable value, and the reduction was recognized in the consolidated statement of operations under cost of sales.

During the fiscal year ended December 31, 2025, the Company recognized an inventory valuation loss of US$ 33,774 related primarily to Concentrate inventory.

5	Other assets

	2025	2024
Prepaid expenses	1,455	2,241
Judicial deposits	160	163
Total	1,615	2,404

Current	1,455	2,241
Non-current	160	163

6	Property and equipment, net

As of December 31, 2025 and December 31, 2024 the Company’s property and equipment consisted of the following:

	Useful Life (in years)	2025	2024
Machinery and equipment	14	12,633	11,299
Furniture and office equipment	11	1,278	1,164
Computers	5	1,678	1,572
Vehicles	5	168	150
Software	10	1,721	1,557
Construction in progress		531,929	418,652
Mineral properties and mine development		14,020	12,458
Others	9	3,513	2,895
Property and equipment		566,940	449,747
Accumulated depreciation and amortization		(7,412)	(4,871)
Property and equipment, net		559,528	444,876

Construction in progress includes costs incurred in the implementation of the industrial plant and its related infrastructure for US$ 349,310 and equipment under installation costs of US$ 104,339. These assets will be placed in service and depreciated upon completion of construction, installation, and certification.

No impairment losses were recognized on long-lived assets during the years ended December 31, 2025 and 2024.

SVRE Holdings Ltd.

Notes to the consolidated financial statements
For the years ended December 31, 2025 and 2024
All amounts in thousands of U.S. dollars unless otherwise stated

7	Accounts payable and accrued expenses

	2025	2024
Suppliers	10,281	6,816
Accrued expenses	6,757	5,167
Contractual retentions	43	38
Total	17,081	12,021

8	Salaries and social charges

	2025	2024
Provisions(1)	5,530	4,141
Social Charges	848	1,279
Total	6,378	5,420

(1)	Provisions for performance incentive awards, such as bonus.

9	Financial instruments measured at fair value

The Company’s financial instruments measured at fair value consist of private placement warrants classified as Level 3 in the fair value hierarchy. There were no transfers between levels in the fair value hierarchy during 2025 and 2024. See Note 16.

10	Loans and financing

10.1	Suppliers Financing Caterpillar

In 2021, the Company signed a supplier financing agreement with Banco Caterpillar S.A. in the amount of US$ 2,735, with an annual interest rate of 5.45%. The agreement provides for payment of principal and interest on a quarterly basis in 16 consecutive installments, with the last installment paid in December 2025. The purpose of this agreement is to finance purchase of trucks and other equipment from the Caterpillar Group.

	2025	2024
Opening balance	343	1.029
(+) Accrued interest	7	40
(-) Payment of principal	(343)	(683)
(-) Interest paid	(7)	(43)
Closing balance	—	343

Current	—	343
Non-current	—	—

10.2	Credit Agreement

In October 2021, SVRE entered into a senior secured, non-revolving credit facility (the “Credit Agreement”) with OMF FUND III (F) Ltd.. Following the most recent amendment to the Credit Agreement on October 18, 2024, the facility provides a total committed amount of US$ 80,000, with contractual maturity scheduled for December 31, 2029. The facility allows borrowings in multiple tranches of up to US$ 20,000 each. Borrowings under the facility bear interest at an annual rate of 10%, plus the greater of (i) three-month SOFR and (ii) 2% per annum. Additionally, the agreement also provides that up to US$ 35,000 (“Cost Overrun Commitment”) shall be advanced by way of one or more Cost Overrun Advances, with interest at an annual rate of 11% plus the greater of (i) three-month SOFR and (ii) 2% per annum.

SVRE Holdings Ltd.

Notes to the consolidated financial statements
For the years ended December 31, 2025 and 2024
All amounts in thousands of U.S. dollars unless otherwise stated

10	Loans and financing (cont.)

The first borrowing of US$ 40,000 was funded in September 2023, net of US$ 654 in debt issuance costs, a second borrowing of US$ 40,000 was funded in February 2024, net of US$ 18 in additional issuance costs. The Company may capitalize interest payments into the loan principal, at its option, through December 31, 2026.

As of December 31, 2025 and 2024, the Company had fully drawn the initial commitment under the facility.

	2025	2024
Opening balance	93,007	40,878
(+) Addition	—	40,000
(-) Debt issuance costs	—	(18)
(+) Accrued interest	14,255	12,147
Closing balance	107,262	93,007

Current	—	—
Non-Current	107,262	93,007

In accordance with ASC 835, debt issuance costs are presented as an adjustment to the carrying amount of the related liability in the consolidated balance sheets. As of December 31, 2025, debt issuance costs amounted to US$ 0 (zero), and as of December 31, 2024, they amounted to US$ 18.

Under the facility agreement, The Company is required to pay a commitment fee to OMF FUND III (F) Ltd. equal to 2% per annum of the undrawn portion of the Cost Overrun Commitment, payable quarterly in arrears.

	2025	2024
Opening balance	—	—
(+) Accrued interest	700	364
(-) Payments	(700)	(364)
Closing balance	—	—

Prior to the latest amendment, (i) the contractual maturity date was April 30, 2026, and (ii) the interest rate structure differed from the current terms. The Company evaluated the modification in accordance with ASC 470-50 guidance. Based on this assessment, the Company determined that the changes to the contractual cash flows were not substantial and, therefore, did not meet the criteria for extinguishment accounting. Consequently, the amendment was accounted for as a modification of the existing debt.

10.3	Financing costs

As of December 31, 2025, the Company incurred certain third-party costs directly attributable to obtaining a financing arrangement that had not been executed or funded as of year-end. Accordingly, no related debt was recognized as of December 31, 2025. The Company accounts for such costs as follows:

Deferred financing cost

The Company capitalizes incremental costs directly attributable to obtaining the financing of US$ 4,031 as of December 31, 2025. These costs are presented within Deferred financing cost in non-current assets on the consolidated balance sheets. Upon execution and funding of the related debt, the Company expects to present the associated debt issuance costs as a direct deduction from the carrying amount of the related debt in accordance with ASC 835-30 and amortize such costs to interest expense over the term of the related debt using the effective interest method. If the related financing is not completed, the Company will expense the deferred costs in the period in which the financing is abandoned or when it becomes probable that the financing will not be completed.

SVRE Holdings Ltd.

Notes to the consolidated financial statements
For the years ended December 31, 2025 and 2024
All amounts in thousands of U.S. dollars unless otherwise stated

10	Loans and financing (cont.)

Accrued financing costs

The Company recognizes liabilities for third-party services incurred but not yet invoiced as of the reporting date when the Company has a present obligation and the amount is reasonably estimable. Accordingly, as of December 31, 2025, the Company recorded US$2,340 in Accounts payable and accrued expenses for financing-related professional fees for services performed through year-end for which invoices had not yet been received.

11	Royalty agreement

On October 21, 2021, SVRE entered into a royalty rights agreement (“Royalty Agreement”) with OMF Fund III (F) Ltd. (the “Original Royalty Holder”) and TMF Canada Inc.. In consideration for a payment of US$40,000 (the “Royalty Purchase Price”), the agreement granted the Original Royalty Holder a perpetual royalty over future cash flows from the sale or other disposal of products extracted from the Project. On February 23, 2023, the Original Royalty Holder assigned all of its rights and obligations under the Royalty Agreement to OMF Fund III (CR) Ltd., a company organized under the laws of the Cayman Islands.

The royalty rate was initially set at 4.75%, calculated and due quarterly in U.S. dollars, and subject to adjustment under the terms of this agreement. The Royalty Purchase Price was payable in two tranches. The first tranche of US$ 20,000 (US$ 17,784 net of transaction costs of US$ 2,216) was received on October 25, 2021 and the second tranche of US$ 20,000 (US$ 19,673 net of transaction costs of US$ 327) was received on September 29, 2023.

On August 15, 2023, the Royalty Agreement was amended to (i) split into two separate royalty agreements: the Buyback Royalty Agreement, under which SVRE held a buyback option, and the Non-Buyback Royalty Agreement, each with a royalty rate of 2.375% and (ii) require the Company to make an annual payment if actual royalty bearing sales fall below a specified percentage of forecasted sales for any 12-month period.

On October 18, 2024, the parties amended the royalty agreements to remove the buyback option of the Buyback Royalty Agreement and to increase the royalty rate of both agreements to 2.625%. The same amendment also postponed the commencement of the annual minimum payments to after the first actual sale following March 31, 2026. As of the date of issuance of these financial statements, no sales have been recorded by the Company subsequent to March 31, 2026.

The Company accounts for the Royalty Agreement as a debt instrument under ASC 470 — Debt (Sales of Future Revenues), because the Company retains significant continuing involvement in generating the cash flows that serve as the basis for the royalty payments to the royalty holder. The debt is measured using the effective interest method, and the estimates of future cash flows are reviewed each reporting period; changes in those estimates are recognized on a prospective basis.

	2025	2024
Opening balance	55,458	48,946
Royalty payments	(95)	(9)
Accrued interest	17,664	6,521
Closing balance	73,027	55,458
Current	5,769	156
Non-current	67,258	55,302

SVRE Holdings Ltd.

Notes to the consolidated financial statements
For the years ended December 31, 2025 and 2024
All amounts in thousands of U.S. dollars unless otherwise stated

11	Royalty agreement (cont.)

The following SVRE’s subsidiaries are Guarantors under both agreements: SVRE Marketing Ltd., Serra Verde International Trading Company SRL, Serra Verde Mining LLC, Serra Verde Mid Mining Holdings LLC and Serra Verde Pesquisa e Mineração Ltda. By amending agreements dated March 5, 2026, SV Management Switzerland AG and SVRE UK Limited were added as Guarantors under each agreement.

All shares and assets of the Company and its subsidiaries have been pledged as collateral for the Royalty Agreement, as amended.

12	Class A preferred shares

On October 21, 2021, the Company issued 1,000 Class A preferred shares to OMF for aggregate proceeds of US$ 30,000. The instrument provides for cumulative cash remuneration at an annual fixed rate of 10%, which is recognized as interest expenses in the consolidated statements of operations.

The Class A Preferred Shares are mandatorily redeemable on a fixed date, December 31, 2029, as amended on October 18, 2024, and may be subject to acceleration upon the occurrence of certain specific events. The Company is unconditionally obligated to redeem the instrument for cash, and the remuneration is payable regardless of whether dividends are declared.

Based on these contractual terms, the Company determined that Class A Preferred Shares represent a mandatorily redeemable financial instrument with an unconditional obligation to transfer assets. Accordingly, the instrument is classified as a financial liability in accordance with ASC 480 and was initially recognized at fair value, which approximated the liquidation amount at the time of issuance. The conversion features included in the agreement were assessed and determined not to be substantive. As a result, the instrument does not qualify for equity or mezzanine classification. After initial recognition, the liability is measured at amortized cost, with the fixed 10% annual return recognized as interest expense over the term of the instrument.

Prior to the amendment executed on October 18, 2024, the mandatory redemption date was October 21, 2025. The Company evaluated the amendment in accordance with ASC 470 and concluded that the changes in contractual cash flow did not meet the criteria for debt extinguishment. Accordingly, the amendment was accounted for as a modification of the existing liability.

The carrying amount of the Class A Preferred Shares liability as of December 31, 2025 and 2024 is summarized below:

	2025	2024
Opening balance	41,109	37,233

(+) Annual interest of 10% incurred	4,268	3,876
Closing balance	45,377	41,109

SVRE Holdings Ltd.

Notes to the consolidated financial statements
For the years ended December 31, 2025 and 2024
All amounts in thousands of U.S. dollars unless otherwise stated

13	Provision for contingencies

	2025	2024
Opening balance	45	2,499

Additions	1,398	—
Reversal	—	(1,909)
Foreign currency translation adjustment	6	(545)
Closing balance	1,449	45

Contingent liabilities reasonable possible to occur, but not accrued, as of December 31, 2025, amounted US$ 4,282 (US$ 3,508 as of December 31, 2024).

14	Asset retirement obligations — ARO

The Company has ARO arising from regulatory requirements.

	2025	2024
Opening balance	3,721	4,323
(+/-) Accretion/reversal expense	—	134
(+) Interests incurred	278	223
(+/-) Foreign currency translation adjustment	424	(959)
Closing balance	4,423	3,721

15	Deferred tax

Significant components of the Income tax (expense) benefit on earnings from continuing operations were as follows:

	2025	2024
Deferred
Domestic	—	—
Foreign	—	9,943
Total Deferred	—	9,943

SVRE Holdings Ltd.

Notes to the consolidated financial statements
For the years ended December 31, 2025 and 2024
All amounts in thousands of U.S. dollars unless otherwise stated

15	Deferred tax (cont.)

Net deferred tax assets (liabilities) as of December 31, 2025, and December 31, 2024 were comprised of the following:

	2025	2024
Deferred tax assets:
Pre operational expenses	19,352	22,928
Impairment charges	5,041	8,149
Provision for interest	5,027	2,337
Management compensation	2,404	1,281
Accrued expenses	579	1,629
Provision for contingencies	493	15
Allowance for doubtful accounts	458	407
Other differences	2,604	1,635
Net operating losses	9,184	2,394
Total deferred tax assets	45,142	40,777
Valuation allowance	(38,237)	(18,978)
Deffered tax assets, net	6,905	21,799

Deferred tax liabilities:
Foreign exchange	(6,905)	(21,799)
Total deferred tax liabilities	(6,905)	(21,799)
Deferred tax assets (liabilities), net	—	—

Effective tax rate:

	2025		2024
Loss before income taxes	(10,769)		(171,152)
Brazil’s taxes at statutory rate (subsidiary)	3,661	34%	58,192	34%
Nondeductible/nontaxable items	(272)	(3)%	(1,248)	(1)%
Valuation allowance	(3,389)	(31)%	(56,943)	(33)%
Income tax expense – current and deferred	—	0%	—	0%
Effective tax rate – %	0%		0%

As of December 31, 2025 and 2024, the Company has recognized deferred tax assets primarily related to deductible temporary differences and tax losses. However, due to the Company’s history of cumulative losses and the uncertainty regarding the realization of these deferred tax assets, a valuation allowance has been recorded to offset the full amount of the deferred tax assets provisions.

The recognition of a valuation allowance is based on management’s assessment that sufficient taxable income may not be available in the foreseeable future to utilize these assets. As a result, no deferred tax benefit has been recognized in the consolidated financial statements in 2025 and 2024. Management will continue to evaluate the need for a valuation allowance and will adjust it as necessary based on future taxable income projections and other relevant factors.

The decision was based on an assessment of the recognition criteria under applicable accounting standards. In particular, the Company considered uncertainties regarding the generation of sufficient taxable income in the near term, which is necessary to realize the tax benefits. Tax liabilities arising on a monthly basis will continue to be recognized as incurred. If future developments provide greater assurance regarding the generation of taxable income, the Company will reassess this position and may recognize deferred tax assets accordingly.

The Company only has operations internationally (mainly in Brazil, Switzerland and Uruguay). For the years ended December 31, 2025 and 2024, no income tax has been paid.

SVRE Holdings Ltd.

Notes to the consolidated financial statements
For the years ended December 31, 2025 and 2024
All amounts in thousands of U.S. dollars unless otherwise stated

16	Private placement Warrant liability

On December 29, 2022, the Company issued private placement warrants to Energy and Minerals Group (“EMG”) and Vision Blue Resources Limited (“VBR”) (collectively the “Investors”) in connection with the US$ 150,000 equity investment. The Company agreed to issue and sell to each Investor the corresponding number of fully paid and nonassessable ordinary shares, without par value, of the Company at a price of US$0.01 per warrant, along with 844,285.46 and 584,285.54 warrants to each of the Investors, respectively, duly authorized, validly issued, and free from all liens.

The warrants are subject to automatic exercise in full only upon the occurrence of a public offering, investor qualified sale or Company sale, each representing a Triggering Event. The warrants are not exercisable under any other circumstances. If no Triggering Event occurs, the warrants remain outstanding and do not provide the holders with any alternative exercise or settlement rights.

The warrants are classified as liabilities as they do not meet the criteria for equity classification. Accordingly, the warrant liabilities are measured at fair value, with changes in fair value recognized in the Consolidated statement of income.

The fair value of the warrant liabilities is classified within Level 3 of the fair value hierarchy under ASC 820, Fair Value Measurements. The Company estimates the fair value of the warrants using Monte Carlo simulation model, which incorporates significant inputs such as the Company’s share price, expected volatility, risk-free interest rate, expected term, and the estimated probability of the Triggering Event.

The Company estimates the volatility of its common stock based on historical volatility of select peer companies that matches the expected remaining life of the warrants. The risk-free interest rate is based on the Brazilian Treasury zero-coupon yield curve on the grant date for a maturity like the expected remaining life of the warrants. Under the terms of the amended warrant agreement in 2024, the warrants cannot be exercised in any manner other than upon the occurrence of a Triggering Event, and are not subject to any other exercise conditions. Maturity is modelled probabilistically based on the timing of potential triggering events (Public Offering, Investor Qualified Sale, or Company Sale). To estimate the timing uncertainty, a Poisson distribution is applied, using cumulative probabilities derived from management’s estimates of trigger-event likelihood. Each simulation run captures both the uncertainty in event timing and its effect on warranty value, aligning the financial valuation with realistic business assumptions and market conditions.

	2025		2024
Spot price	US$	9.08	US$	2.50
Strike price	US$	3.10	US$	3.10
Free Risk Rate (year)		5.57%		6.31%
Volatility (year)		41.11%		39.44%

The table below presents a roll forward of the private placement warrant liability:

	2025	2024
Opening balance	973	3,610

Gain (loss) on fair value change in private placement warrants liability	7,652	(2,637)
Closing balance	8,625	973

SVRE Holdings Ltd.

Notes to the consolidated financial statements
For the years ended December 31, 2025 and 2024
All amounts in thousands of U.S. dollars unless otherwise stated

17	Dividend in kind

On October 23, 2024, the Company entered into a new Investment Agreement among its stockholders — EMG, VB, and SVRE Rare Earths — which superseded all prior agreements between the parties. Under the amended terms, the obligation to accrue a dividend-in-kind (“DIK”) was removed, and the investors irrevocably waived their right to any future accruals. Concurrently, EMG and VB’s combined interest increased to 50% of the Company’s share capital, establishing joint control between the shareholder groups, and the Company completed a capital increase of US$120,000 through the issuance of Class A ordinary shares.

The previously recognized DIK balance of US$12,800 thousand was derecognized and reclassified to Additional Paid-in Capital. As the transaction occurred between the Company and its stockholders acting in their capacity as stockholders, it was accounted for as a capital transaction in accordance with ASC 505-10, with no gain or loss recognized in the Consolidated statement of operations. The DIK amount was absorbed into the recapitalization as an integral component of the consideration supporting the new 50% equity interest held by EMG and VB.

18	Stockholders’ Equity

Below is the Company’s stockholding structure on December 31, 2025 and December 31, 2024:

Stockholder	Class	Quantity	Interest (%)
Serra Verde Rare Earths Ltd.	Ordinary shares	96,714,285.71	50.00%
Energy and Minerals Group	Class A ordinary shares	47,991,785.71	24.81%
Vision Blue Resources Limited	Class A ordinary shares	48,722,500.00	25.19%
Total		193,428,571.42	100.00%

The capital contributions for the years ended December 31, 2025 and December 31, 2024 were US$ 0 (zero) and US$ 144,344 (US$ 147,500, net of US$ 3,156 cost of issuance of common shares), respectively, as follows:

●	On May 28, June 17, July 18, August 30 and September 19, 2024, the Company received capital contributions totaling US$ 27,500 from Serra Verde Rare Earths Ltd. This contribution was made through the issuance of 3,928,571.43 new Class B Ordinary Shares, without par value (the “Class B Ordinary Shares”).

●	On October 23, 2024, the Company received an additional capital contribution totaling US$ 120,000 from EMG and VB. As a result of this contribution, the Company ceased to be controlled by Serra Verde Rare Earths Ltd, a privately owned entity. This contribution was made through the issuance of 48,000,000 new Class A Ordinary Shares, without par value (the “Class A Ordinary Shares”). Furthermore, the 25,714,286 outstanding Ordinary Shares held by EMG and VB were converted into 48,714,285.71 Class A Ordinary Shares, at a conversion rate of 1.894 Ordinary Shares to 1 Class A Share. Additionally, the 3,928,571.43 outstanding Class B Ordinary Shares held by Serra Verde Rare Earths Ltd were converted into 11,000,000 Ordinary Shares, at a conversion rate of 2.8 Class B Shares to 1 Ordinary Share.

SVRE Holdings Ltd.

Notes to the consolidated financial statements
For the years ended December 31, 2025 and 2024
All amounts in thousands of U.S. dollars unless otherwise stated

18	Stockholders’ Equity (cont.)

Following the 2024 capital contributions the Company has two classes of shares: Class A Ordinary Shares and Ordinary Shares. The Class A Ordinary Shares have distinct rights compared to the Company’s Ordinary shares. These rights include priority over the ordinary shareholders in certain matters, including but not limited to distributions in a specific distribution waterfall.

The basic and diluted loss per share for the period ended December 31, 2025 and December 31, 2024, are presented at the same amount, as potentially dilutive instruments such as warranty, stock options, restricted share units, dividend in kind, and preferred class A shares, were not considered in the calculation, given that they are considered anti-dilutive in loss scenarios.

19	Revenue

Revenues for the years ended December 31, 2025 and 2024 were US$ 2,486 and US$ 214, respectively.

For the year ended December 31, 2025, one customer accounted for 90% of the Company’s revenues. For the year ended December 31, 2024, a single customer accounted for substantially all of the Company’s revenues.

20	General and administrative expenses

	2025	2024
Salaries and personnel expenses	(17,223)	(16,364)
Professional fees	(5,995)	(5,372)
Office and facilities costs	(558)	(635)
Taxes	(420)	(1,015)
Others	(1,607)	(2,386)
Total	(25,803)	(25,772)

21	Financial income and expenses

	2025	2024
Financial income
Income from financial investments	2,671	482
Gain on fair value change in private placement warrants liability	—	2,637
Total financial income	2,671	3,119

Financial expenses
Loss on fair value change in private placement warrants liability	(7,652)	—
Interests on loans and financing	(700)	(307)
Tax on financial transactions	(228)	(124)
Interest and penalties on overdue amounts	(479)	(297)
Accretion expense – ARO	(278)	(223)
Other income (expense)	(536)	(334)
Total financial expenses	(9,873)	(1,285)

SVRE Holdings Ltd.

Notes to the consolidated financial statements
For the years ended December 31, 2025 and 2024
All amounts in thousands of U.S. dollars unless otherwise stated

22	Shared-based compensation

In October 2023, the Company’s shareholders approved the Serra Verde Long Time Incentive Plan (the “LTIP”), which permits the Company to issue stock options, stock appreciation rights (“SARs”) and restricted stock units (“RSUs”). The total compensation cost capitalized amount to US$1,378 in 2025 and US$918 in 2024.

Stock Appreciation Rights (SARs)

On October 17, 2023, the Company granted Stock Appreciation Rights (SARs) to certain employees. SARs are a form of equity-based compensation that entitles the holder to receive cash or stock, based on the appreciation in the value of a specified number of shares over a predetermined exercise price. The Company choses whether cash or stock is paid with the expectation that payment will be in shares. The fair value of the SARs is determined at the grant date using a Monte Carlo simulation model. The significant assumptions used in the model include the expected term of the options, expected share price volatility, an expected dividend yield, and a risk-free interest rate based on government securities with a maturity consistent with the expected term. Upon settlement, the Company intends to issue shares to employees equal to the appreciation in the stock price over the exercise price. SARs are subject to tax withholding requirements. The SARs granted are subject to various vesting conditions and forfeiture provisions as outlined in the Company’s compensation plans.

The assumptions used in determining the fair value of SARs are as follows:

	Year ended December 31, 2025	Year ended December 31, 2024	Year ended December 31, 2023
Expected term	5.2 – 6.0	6.3 – 7.0	7.2
Expected volatility	39.44% – 48.18%	37.66% – 39.36%	38.27%
Expected dividend yield	—	—	—
Risk-free interest rate	4.96% – 6.57%	4.92% – 4.97%	6.52%

In December 2024, the original plan was modified, and a new share-based compensation plan was approved. Under the new plan, a total of 3,668,147 SARs were granted to employees, and the related compensation expense is expected to be recognized over a period of 6 years, as employees fulfill the requisite service conditions. The cancellation of the original plan resulted in a modification of the SARs granted under the previous plan. During 2025, additional grants of 16,130 SARs were made, bringing the total SARs granted to 3,684,277. As of December 31, 2025, 2,988,394 have vested and the total share-based compensation expense recognized is US$ 3,173. The modification in 2024 has been accounted for under ASC 718, Compensation — Stock Compensation, as a Type I modification under ASC 718, as vesting was considered probable both before and after the modification.

	Number of SARs	Weighted- Average Grant Date Fair per SARs
Nonvested as of December 31, 2023	2,249,544	1.00
Granted	16,130	1.00
Vested	(995,756)	1.00
Nonvested as of December 31, 2024	1,269,918	1.00
Granted	16,130	2.30
Vested	(583,377)	1.05
Nonvested as of December 31, 2025	702,671	1.02

SVRE Holdings Ltd.

Notes to the consolidated financial statements
For the years ended December 31, 2025 and 2024
All amounts in thousands of U.S. dollars unless otherwise stated

22	Shared-based compensation (cont.)

Restricted Stock Units (RSUs)

On October 17, 2023, the Company granted Restricted Stock Units (RSUs) to certain employees. RSUs are a form of equity-based compensation that represent the right to receive cash or shares of the Company’s common stock upon vesting, subject to the condition that the beneficiary remains employed with the Company. The Company choses whether the RSUs are settled in cash or shares. The fair value of the RSUs is determined based on the share price at the grant date and is recognized as compensation expense over the requisite service period. Upon vesting, the Company intends to issue shares of common stock to employees. The RSUs are subject to various vesting conditions and forfeiture provisions as disclosed in the Company’s compensation plans.

In December 2024, the Company approved a modification of the original RSU plan and implemented a new share-based compensation plan. This modification included changes to the number of RSUs, vesting schedule, and other terms of the awards. Under the new plan, the total RSUs granted to employees are 2,220,464, with an extended vesting period of 6 years.

This modification has been accounted for under ASC 718, Compensation — Stock Compensation, as a Type I modification under ASC 718, as vesting was considered probable both before and after the modification. Although the fair value of the modified RSUs is lower than the fair value of the original awards, the modification did not result in a reduction of total compensation expense, as ASC 718 requires that the total compensation cost recognized be no less than the grant-date fair value of the original awards. The total compensation cost recognized reflects the original grant-date fair value as a minimum, with incremental compensation cost recognized over the extended vesting period where applicable. The impact of these RSUs on the financial position, cash flows, and results of operations is reflected in the financial statements for the year ended December 31, 2025 and 2024.

Total RSU stock-based compensation expense for the year ended December 31, 2025, was US$ 1,680 (US$ 2,508 for the year ended December 31, 2024).

	Number of RSUs	Weighted- Average Grant Date Fair per RSU
Nonvested as of December 31, 2023	2,220,464	2.5
Granted	16,130	2.5
Vested	(842,403)	2.5
Nonvested as of December 31, 2024	1,394,191	2.5
Granted	16,130	4.0
Vested	(365,803)	2.6
Nonvested as of December 31, 2025	1,044,518	2.5

Stock Options (SOs)

In December 2024, the Company granted Stock Options to certain employees. Stock Options are a form of equity-based compensation that grant employees the right to purchase shares of the Company’s common stock upon vesting, subject to the condition that the beneficiary remains employed with the Company. The fair value of the Stock Options is determined at the grant date using a Monte Carlo simulation model. The significant assumptions used in the model include the expected term of the options, expected share price volatility, an expected dividend yield, and a risk-free interest rate based on government securities with a maturity consistent with the expected term. The resulting fair value is recognized as a compensation expense over the requisite service period. Upon vesting, employees may exercise their options to purchase shares of common stock at the predetermined exercise price.

SVRE Holdings Ltd.

Notes to the consolidated financial statements
For the years ended December 31, 2025 and 2024
All amounts in thousands of U.S. dollars unless otherwise stated

22	Shared-based compensation (cont.)

The Company has elected to use the graded vesting method for recognizing compensation expense related to the Stock Options. Under this method, compensation expense is recognized over the vesting period on a separate basis for each vesting portion of the award, which results in different expense amounts being recognized for each vesting tranche.

Upon vesting, employees may exercise their options to purchase shares of common stock at the predetermined exercise price. The Stock Options are subject to various vesting conditions, including both time-based and performance-based criteria, as disclosed in the Company’s compensation plans. These vesting conditions are designed to align the interests of the employees with those of the Company’s shareholders.

The assumptions used in determining the fair value of SOs are as follows:

	Year ended December 31, 2025	Year ended December 31, 2024
Expected term	5.0 – 5.3	6.0
Expected volatility	48.18% – 49.37%	39.44%
Expected dividend yield	—	—
Risk-free interest rate	4.96% – 5.24%	6.57%

The Company granted 13,122,094 Stock Options to employees in 2025 and 2024. The compensation expense for these options is expected to be recognized on average over a period of 4 years as employees fulfill the requisite service and performance conditions.

	Number of Options	Average fair Value per Option
Nonvested as of December 31, 2023	—	—
Granted	12,782,414	1.00
Vested	(4,929,120)	1.00
Forfeited	(696,168)	1.00
Nonvested as of December 31, 2024	7,157,126	1.00
Granted	339,680	3.70
Vested	(3,298,953)	1.03
Forfeited	(609,375)	1.00
Nonvested as of December 31, 2025	3,588,478	1.23

Total Stock Options compensation expense recognized for the years ended December 31, 2025 and 2024, was US$ 3,395 and US$ 4,929, respectively. Forfeitures of Stock Options are recognized in the period in which they occur, rather than estimated at the grant date.

The weighted-average grant date fair value of Stock Options granted during the year ended December 31, 2025, was US$ 1.03 per option. The weighted-average grant date fair value of Stock Options granted during the year ended December 31, 2024, was US$ 1.00 per option.

SVRE Holdings Ltd.

Notes to the consolidated financial statements
For the years ended December 31, 2025 and 2024
All amounts in thousands of U.S. dollars unless otherwise stated

23	Related Party Transactions

During the years ended December 31, 2025 and 2024, the Company engaged MN Consultoria Empresarial Ltda., a consulting firm wholly owned by an immediate family member of the Company’s Chief Operating Officer (“COO”), to provide business management consulting and advisory services, including financial planning and administrative support. The COO did not participate in the negotiation and was not the sole approver of the transaction. The terms of the engagement were based on standard commercial conditions and approved by the Audit Committee and the Board of Directors.

The Company paid approximately US$ 256 in 2025 (US$ 646 in 2024) for these services.

As of December 31, 2025, the Company has an outstanding payable balance of US$ 0 (zero) (US$ 170 as of December 31, 2024).

Consolidated balance sheets	2025	2024
Accounts payable and accrued expenses
Suppliers	—	100
Accrued expenses	—	70
Total	—	170

24	Subsequent events

The Company has analyzed its operations subsequent to December 31, 2025, to May 11, 2026, the date these consolidated financial statements were approved, and has determined that it does not have any material subsequent events to disclose in these consolidated financial statements, except for the below:

Interim funding

On January 12, 2026, the Company entered into arrangements for interim funding under a cost overrun facility with certain shareholders (MVB Investment Holdings LLC, VB (Rare Earths) Limited, and EMG Fund V SVRE Holdings, LLC, collectively, the “Participants”) and OMF FUND III (F) Ltd.. The arrangements contemplated up to US$24,000 of interim funding from the Participants and up to $8,000 from OMF FUND III (F) Ltd., subject to specific conditions. Amounts advanced mature on December 31, 2029 and interest is capitalized through maturity. The Company had received US$18,000 of proceeds from the Participants (US$12,000 in January 2026 and US$6,000 in February 2026). No amounts had been funded by OMF FUND III (F) Ltd. as of that date. In connection with the Participants’ funding, the Company issued 1,028,571 warrants to purchase ordinary shares at an exercise price of US$ 0.01 per share (342,857 warrants issued to each Participant based on equal funding), with quantities determined at one warrant per US$17.50 of principal amount funded, subject to the rounding mechanics in the warrant documentation. The warrants are exercisable upon specified triggering events (including a public offering or a company sale), subject to their terms.

Finance agreement with the DFC

On January 21, 2026, the Company entered into a finance agreement with the United States International Development Finance Corporation (“DFC”) providing for a senior secured term loan facility in an aggregate principal amount not to exceed US$565,000 comprised of (i) an initial tranche of up to US$465,000 and (ii) an incremental tranche of up to US$100,000 (together, the “Facility”). The Facility is expected to be available in up to six disbursements, subject to satisfaction of certain conditions. Annual interest accrues at a floating rate based on Term SOFR plus a 4.0% spread, and the Facility includes, among other items, a commitment fee on undisbursed amounts, a facility fee, and an annual maintenance fee. The term of the Facility is not to exceed twelve years from the first closing date, with principal repayable in quarterly sculpted installments through maturity. The obligations under the Facility are expected to be guaranteed pursuant to certain guaranty agreements and secured by first-priority liens on specified collateral (including pledged shares) under related security documents. The agreement also includes customary affirmative and negative covenants, reporting requirements, and events of default. In connection with the incremental tranche, the agreement contemplates issuance to DFC of a warrant to purchase ordinary shares representing up to 10% (and an additional 2% upon the incremental loan, on a fully diluted basis, subject to the terms of the warrant) at a nominal exercise price.

SVRE Holdings Ltd.

Notes to the consolidated financial statements
For the years ended December 31, 2025 and 2024
All amounts in thousands of U.S. dollars unless otherwise stated

24	Subsequent events (cont.)

Merger Agreement with USAR

On April 19, 2026, the Company entered into the Agreement and Plan of Merger (the “Merger Agreement”) with USA Rare Earth, Inc. (“USAR”), Middlebury Merger Sub Ltd., an indirect wholly owned subsidiary of USAR (“Merger Sub”) and Serra Verde Rare Earths Ltd., acting in the capacity of seller representative. Pursuant to the Merger Agreement, and subject to the satisfaction of customary closing conditions and receipt of required regulatory approvals, the Company will merge with and into Merger Sub, with Merger Sub surviving as a wholly owned subsidiary of USAR, which is expected to close in the third quarter of 2026.

The aggregate consideration to be received by the Company’s shareholders at closing consists of (i) US$300,000 in cash and (ii) 126,849,307 common stocks of USAR. Based on USAR share price of US$19.95 as of April 17, 2026, the implied total transaction value is approximately US$2,800,000. Upon closing, the Company’s shareholders will own approximately 34% of USAR on a pro forma basis. Completion of the Merger is subject to certain closing conditions.

Upon closing, all outstanding warrants will be automatically exercised and converted into ordinary shares immediately prior to the Merger. All outstanding RSUs and SARs, whether vested or unvested, will accelerate in full and be cancelled in exchange for a pro rata portion of the merger consideration. Stock options not subject to performance conditions will be similarly cancelled on a cashless basis for merger consideration, while performance-vesting options held by continuing service providers will be substituted with USAR RSUs subject to continued service vesting. The Company’s equity incentive plan will be terminated at closing. No fractional shares will be issued.

The Merger Agreement contains customary reciprocal representations and warranties covering, among other matters, corporate organization, capitalization, financial statements, compliance with law, tax matters, and material contracts.

Offtake Agreement

On April 20, 2026, SV Management Switzerland AG (the “Seller”), a wholly owned subsidiary of the Company, entered into a long-term Offtake Agreement (the “Offtake Agreement”) with US SIIE, LLC (the “Buyer”), a special purpose vehicle capitalized by the U.S. government and private capital sources. The Offtake Agreement provides for the sale and purchase of 100% of Phase 1 production from the Company’s mine and processing facility in Brazil (the “Facility”), Neodymium (Nd), Praseodymium (Pr), Dysprosium (Dy), and Terbium (Tb) in the form of mixed rare earth carbonate (collectively, the “Products”). The term of the Offtake Agreement will continue until the earlier to occur of: (i) the date the Seller has delivered the Products derived from 198,000,000 metric tons of run of mine ore; or (ii) the date that is 20 years after the Facility commences commercial operations. The terms of the Offtake Agreement include guaranteed minimum floor prices for each of Neodymium, Praseodymium, Dysprosium and Terbium, as well as mechanisms for shared upside. The SPV intends to resale the products to entities who will separate and process the products for sale to companies serving all end markets and applications.

Environmental

In March 2026, subsequent to the balance sheet date, the Company received notices of violation (“NOVs”) from the environmental regulatory authority, alleging non-compliance with certain environmental laws and regulations. The alleged violations include, among other matters, operation of facilities without the required environmental licenses, suppression of vegetation in protected areas, and unauthorized effluent discharges. The aggregate amount of administrative penalties proposed under the NOVs is approximately US$2,644.

The Company has filed preliminary defenses and is currently engaged in administrative proceedings with the environmental authority to contest the assessments. Based on the information currently available and in consultation with external legal counsel, management has determined that an unfavorable outcome is neither probable nor reasonably estimable at this time. Accordingly, in accordance with ASC 450, Contingencies, no liability has been recognized in the accompanying consolidated financial statements, as the recognition criteria have not been met.